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                                                                     EXHIBIT 99


                                [LIFEPOINT LOGO]
                                HOSPITALS, INC.


CONTACT: MICHAEL J. CULOTTA
         SENIOR VICE PRESIDENT AND
         CHIEF FINANCIAL OFFICER
         (615) 372-8512

                    LIFEPOINT HOSPITALS ANNOUNCES COMPLETION
                                OF NOTE OFFERING

                      ------------------------------------
                        COMPANY UPDATES GUIDANCE FOR 2002

BRENTWOOD, TENNESSEE (May 23, 2002) - LifePoint Hospitals, Inc. (NASDAQ: LPNT) announced today that it has completed its previously announced offering of an aggregate of $250 million of its 4 1/2% Convertible Subordinated Notes due June 1, 2009. After paying expenses associated with the offering, LifePoint estimates that net proceeds from the offering will approximate $242.6 million.

         The Company intends to use these proceeds for general corporate purposes, which may include capital improvements on its existing facilities, working capital, and, subject to market conditions, repurchases of its 10 3/4% Senior Subordinated Notes.

         Through its wholly owned subsidiary, LifePoint Hospitals Holdings, Inc. (Holdings), the Company has purchased through May 1, 2002, in the open market and in privately negotiated transactions, approximately $65 million in principal amount of Holding's outstanding 10 3/4% Senior Subordinated Notes due 2009 (the "Notes"). Approximately $85 million in principal amount of the Notes remains outstanding.

         The completion of the offering and repurchase of a portion of the Notes do not impact the Company's previous 2002 guidance related to operating statistics such as revenue growth of 14% to 16% and margin expansion of 50 to 100 basis points. However, the Company now anticipates its net interest expense (including additional interest expense from the 4 1/2% note offering, interest on the remaining $85 million 10 3/4% Notes, fees related to its credit agreement, amortization of deferred loan costs and investment income) will be approximately $4.8 million per quarter.

         The Company's current earnings per share guidance for the year 2002 is approximately $1.23 to $1.25, representing a 32% to 34% increase over 2001 earnings per share of $0.93 (excluding extraordinary items and gain on previously impaired assets). On a quarterly basis, the Company anticipates earnings per share of $0.26 to $0.27 for each of the second and third quarters and approximately $0.33 for the fourth quarter of 2002. The Company recently reported earnings per share of $0.38, excluding extraordinary items, for the first quarter of 2002. If the Company were successful in repurchasing the remaining 10 3/4% Notes, it could result in additional net interest savings of approximately $2.0 million ($1.2 million, after tax), or $0.03 earnings per share per quarter.


                                     -MORE-

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LPNT Completes Note Offering and
   Updates Guidance for 2002
Page 2
May 23, 2002



         The additional Notes may be purchased by the Company from time-to-time, based upon its view of market conditions and other relevant factors. LifePoint is not able at this time to quantify the aggregate principal amount of additional Notes, if any, that may ultimately be purchased, but the amounts involved may be material.

         LifePoint Hospitals, Inc. operates 23 hospitals in non-urban areas. In most cases, the LifePoint facility is the only hospital in its community. LifePoint's non-urban operating strategy offers continued operational improvement by focusing on its five core values: delivering high quality patient care, supporting physicians, creating excellent workplaces for its employees, providing community value, and ensuring fiscal responsibility. Headquartered in Brentwood, Tennessee, LifePoint Hospitals is affiliated with over 7,000 employees.

                                     ******

         References contained in this press release to "LifePoint Hospitals, Inc.," "LifePoint" or the "Company" refer to LifePoint Hospitals, Inc. and its subsidiaries.

         The above statements include forward-looking statements based on current management expectations. Numerous factors exist which may cause results to differ from these expectations. Many of the factors that will determine the Company's future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties relating to the Company, including without limitation, (i) whether the Company is able to successfully purchase Notes on terms and conditions acceptable to the Company;
(ii) whether the Company is able to obtain the necessary approvals under the Credit Agreement; (iii) whether Notes remain available for purchase on terms acceptable to the Company; (iv) the possibility that existing accounting practices relating to the treatment of the extraordinary charge to be incurred by the Company could be changed based on current proposals; (v) the possibility that the Company's judgment regarding the tax implications of the purchases could be challenged; (vi) the possibility that interest rates could rise and increase the Company's borrowing costs under the Credit Agreement; (vii) the possibility that the Company's liquidity needs could change; (viii) the possibility that costs associated with the purchase of Notes might be greater than anticipated; and (ix) those risks and uncertainties detailed from time to time in the Company's filings with the Securities and Exchange Commission. Therefore, the Company's actual results may differ materially. The Company undertakes no obligation to update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.


                                      -END-